Exhibit 99.1

NEWS RELEASE

CONTACT:
Becky Nichols	1780 South Bellaire Street	Listed: AMEX
Investor Relations (ext. 104)	Suite 100	Trading Symbol: AMV
beckyn@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Phone: (303) 297-1800
Fax: (303) 296-7353

AMERIVEST ANNOUNCES PERFORMANCE AND OPERATING RESULTS FOR

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

DENVER, CO (March 7, 2006) — AmeriVest Properties Inc. (AMEX: AMV) reported results today for the fourth quarter and year ended December 31, 2005.  For the fourth quarter 2005, the Company reported net income of $406,975, or $0.02 per diluted share, compared with a loss of $3.7 million, or ($0.15) per share, for the prior year period.  In comparing quarterly results, the increase in net income for the quarter was primarily due to the impact of late-2004 acquisitions and 2005 leasing activities, the gain on asset sales and lower general and administrative expenses, offset by increased impairment charges, increased interest expense and expenses related to the strategic alternative review.

For the full year 2005, the Company reported a loss of $10.7 million, or ($0.44) per share, compared with a loss of $5.9 million, or ($0.26) per share for the prior period.  In comparing year-to-year results, the decrease in net income for the year was primarily due to increases in general and administrative, interest and depreciation and amortization expenses, the impact of strategic alternative review expenses and increased impairment charges, offset by the impact of the gain on asset sales and the impact of late-2004 acquisitions and 2005 leasing efforts on operating results. Listed below are significant financial statement items that affect comparability of net income between periods other than the impact of 2004 acquisitions, interest and depreciation expense.

	For the three months ended December 31,				For the year ended December 31,
Net Income Comparison	2005		2004		2005		2004
(Dollars in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Gain on sale of real estate assets	$8,678,204	$0.36	$—	$—	$8,657,401	$0.36	$574,276	$0.03
Provision for impairment and loss on real estate assets	$(6,489,082)	$(0.27)	$(1,160,000)	$(0.05)	$(9,209,908)	$(0.38)	$(1,160,000)	$(0.05)
Strategic Alternative Review Expenses	$(563,219)	$(0.02)	$—	$—	$(708,491)	$(0.03)	$—	$—
Severance and Restructuring Costs	$(105,737)	$(0.00)	$—	$—	$(493,565)	$(0.02)	$—	$—
Total (a)	$1,520,166	$0.06	$(1,160,000)	$(0.05)	$(1,754,563)	$(0.07)	$(585,724)	$(0.03)

(a) – The totals may not total the sum of the individual amounts and per share amounts due to rounding.

“Our fourth quarter operating results were right in line with our expectations,” said Charles Knight, CEO of AmeriVest.  “We continue to see improved leasing activities, and our operations continue to become more efficient with our new third-party property managers.  The trends in all our markets are positive.”

Funds from operations (FFO) for the fourth quarter 2005 was a negative $5.1 million, or ($0.21) per share.  FFO for the same period in 2004 was $654,062, or $0.03 per share.  In the fourth quarter of 2005 the Company recorded a $6.5 million charge, or $0.27 per share, for the impairment of real estate assets based on management’s valuation reviews completed in connection with the Company’s strategic assets sales and to reflect the adoption of a liquidation plan by the Board of Directors.  The Company also recorded $563,219, or $0.02 per share, in strategic alternative review expenses, eliminating all previously capitalized costs related to the Company’s strategic alternative review, and $105,737, or $0.004 per share in severance and restructuring costs included in general and administrative and operating expenses.

FFO for full year 2005 was a negative $2.2 million, or ($0.09) per share on a diluted basis compared to $7.7 million, or $0.34 per share for 2004.  The 2005 and 2004 results excluded net gains from real estate sold of $8.7 million and $574,276, respectively, and both periods included provisions for impairments and losses on sales of $9.2 million ($0.38 per share) and $1.2 million ($0.05 per share), respectively. The 2005 full year results included charges of $708,491, or $0.03 per share, for strategic alternative review expenses and $493,565, or $0.02 per share, in severance and restructuring costs included in general and administrative and operating expenses.  Listed below are significant financial statement items that affect comparability of FFO for the periods presented other than the impact of 2004 acquisitions, 2005 operations, and interest expense.  FFO is a non-GAAP financial measure. A reconciliation to net income/(loss) can be found in the summary financial information.

FFO	For the three months ended December 31,				For the year ended December 31,
Comparison	2005		2004		2005		2004
(Dollars in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Provision for impairment and loss on real estate assets	$(6,489,082)	$(0.27)	$(1,160,000)	$(0.05)	$(9,209,908)	$(0.38)	$(1,160,000)	$(0.05)
Strategic Alternative Review Expenses	$(563,219)	$(0.02)	$—	$—	$(708,491)	$(0.03)	$—	$—
Severance and Restructuring Costs	$(105,737)	$(0.00)	$—	$—	$(493,565)	$(0.02)	$—	$—
Total (a)	$(7,158,038)	$(0.30)	$(1,160,000)	$(0.05)	$(10,411,964)	$(0.43)	$(1,160,000)	$(0.05)

(a) – The totals may not total the sum of the individual amounts and per share amounts due to rounding.

General and Administrative Expenses

General and administrative expenses for the fourth quarter of 2005 decreased by $685,762 or 41% from the fourth quarter of 2004.  The change resulted primarily from cost reductions of $230,000 in 2005 related to Sarbanes-Oxley compliance compared with 2004; and $164,000 less expense in 2005 related to salaries, benefits and accruals compared with 2004.  This was partially offset by $30,000 of the severance and restructuring costs in 2005 that were not included in 2004.  Also contributing to the 2005 G&A expense reduction was inclusion in the fourth quarter of 2004 of $323,600 of expensed pursuit costs related to uncompleted acquisition transactions.

General and administrative expenses for the full year 2005 increased by $26,929 or 0.5% over full year 2004.  Contributing to this increase was $300,000 of the severance and restructuring costs, $150,000 in additional independent directors’ fees and $110,000 in additional Sarbanes-Oxley compliance-related costs in 2005.  This was offset by approximately $120,000 in payroll-related savings, the previously-mentioned $323,600 of expensed pursuit costs incurred in 2004, and various other 2005 cost savings totaling approximately $90,000.

In 2005, the Company recorded $630,000 of expense attributable to Sarbanes-Oxley compliance, with approximately $492,000 recorded in the first two quarters of 2005 related to the completion of 2004 compliance efforts.  The Company also accrued $130,000 for 2005 audit fees and has budgeted an additional $238,000 in the first quarter of 2006 for audit and compliance fees and for related consulting charges.

Impairment Charges

In 2005, the Company recorded approximately $9.2 million of impairment charges.  In the fourth quarter, approximately $1.6 million was recorded on the Keystone Office Park property (sold in January of 2006) and $4.9 million was recorded on the Sheridan Center property in Denver.  In previous quarters, the Company had recorded $2.3 million of impairment on the AmeriVest Plaza property in Englewood, Colorado (sold in December 2005) and $400,000 on its joint venture interest in Panorama Falls (sold in September 2005).  Of the amounts recorded, only the $4.9 million charge related to the Sheridan Center property is included in continuing operations.  All other charges are included in the Net Earnings/Loss from Discontinued Operations line of the financial statements.

Balance Sheet and Operating Ratios.

At the end of 2005, AmeriVest had $186 million of debt, including for properties held-for-sale, with a 62% ratio of debt to total market capitalization.  Fixed rate and secured debt comprised 84% of all debt outstanding December 31, 2005 and 100% today.  The average interest rate on all debt was 6.09% at December 31, 2005.

Fourth Quarter Highlights and Subsequent Events

•                  In November the Company completed the previously announced transition of its Phoenix property management operations to Trammell Crow Services, Inc.

•                  In December 2005 the Company sold Chateau Plaza in Dallas, Texas for $31.3 million to a pension fund advisor, recording a net gain on the sale of approximately $8.7 million. The combined total of net cash proceeds and escrow releases of approximately $31 million were used to repay the Company’s secured credit facility in full and a portion of the Company’s unsecured credit facility.

•                  In December 2005 the Company sold AmeriVest Plaza in Englewood, Colo. for $15.5 million to a pension fund advisor, recording a net gain on the sale of approximately $199,000. The net cash proceeds of approximately $740,000 were used to repay indebtedness under the Company’s unsecured credit facility.

•                  In December 2005 the Company completed its transition to third-party management of all property operations with the retention of Transwestern Commercial Services to manage the Dallas portfolio of properties effective January 1, 2006.

•                  In January 2006 the Company completed a further loan agreement with its primary bank group which amended its unsecured revolving credit agreement and reinstated a revolving credit facility of up to $10 million through December 28, 2006, secured by its Greenhill Park property,  to be used for working capital and other limited corporate purposes.

•                  In January 2006 the Company sold Financial Plaza in Mesa, Ariz. for $55 million to a publicly traded REIT, recording an estimated net gain on the sale of approximately $16 million in the first quarter of 2006. The net cash proceeds of approximately $30 million were used to repay indebtedness under the Company’s unsecured credit facility.

•                  In January 2006 the Company sold Keystone Office Park in Indianapolis, Ind. for $9.4 million to a foreign institutional investor, with an estimated gain of approximately $240,000 to be recorded on the transaction. Net proceeds of  $8.6 million  were used to pay the mortgage  amounts of $4.6 million and the remaining balance due on the Company’s Unsecured Credit Facility of approximately $300,000; the Company received the remaining $3.7 million in cash.

•                  On February 9,  2006 the Board of Directors of the Company adopted a plan of liquidation for the company, subject to approval by the Company’s stockholders.

Strategic Alternative Review

As a result of the Board’s adoption of a plan of liquidation on February 9, 2006, the Company is proceeding towards an orderly liquidation of its remaining portfolio. The Company has had, and may continue to have, discussions with prospective purchasers for the Company in a corporate transaction; however, no binding offer has been made and there is no assurance that an agreement for any such transaction could be reached. If, prior to stockholder approval of the plan of liquidation, the Company receives a binding offer for a corporate transaction that will, in the view of the Board of Directors, provide superior value to stockholders than the value of the estimated net distributions under the plan from the sale of assets, taking into account all factors that could affect valuation, including timing and certainty of close, real estate and investment market risks, transaction, operating, leasing and loan prepayment costs and other factors, the plan of liquidation could be abandoned in favor of such a transaction.

Supplemental Information on Strategic Asset Sales and the Plan of Liquidation

During December 2005 and January 2006, the Company sold four properties including Chateau Plaza in Dallas, Texas; AmeriVest Plaza in Englewood, Colo.; Financial Plaza in Mesa, Ariz.; and Keystone Office Park in Indianapolis, Ind. These properties were sold at an average capitalization rate of 6.7% and at an average price of $155 per square foot. “We are providing this extra level of detail about the recent property sales to give our shareholders and analysts a more complete view of one element of the value associated with each of these sales,” said Knight. “Though we have not historically provided this level of detail on specific sales, in view of our recently announced plan of liquidation adopted by our Board of Directors, we understand that shareholders are asking for this additional information, and we’re pleased to provide it.

“Capitalization rate is merely one indicator of real estate value,” Knight added. “Each property needs to be evaluated independently based on current and future income, market and submarket dynamics, physical condition and the terms of any indebtedness secured by the property. These capitalization rates and values may not be representative of future capitalization rates and values that may be achieved on the Company’s remaining properties under the liquidation plan.”

Supplemental Operating and Financial Information

The Supplemental Operating and Financial Information for the fourth quarter of 2005 is available online at the Company’s website, www.amvproperties.com by clicking the Investor Relations link and then the Supplemental Information link.

Conference Call Information

The Company will hold an investor/analyst conference call on March 7, 2005, beginning at 11:00 am Mountain Standard Time (1:00 pm Eastern, 12:00 pm Central and 10:00 am Pacific) to discuss its fourth quarter and year-end financial results and additional questions regarding its plan of liquidation. To participate in the conference call, please dial (800) 548-8725 approximately ten minutes before the scheduled start of the call and enter conference ID #4816579. If you are calling from outside North America, please call (706) 634-5929.

An audio replay will be available two hours after the completion of the conference call until March 12, 2005 by calling (800) 642-1687 or for participants outside North America, please call (706) 645-9291 and enter conference ID# 4816579. A live web cast of the conference call will be available at www.amvproperties.com. You must have Windows Media Player installed on your computer in order to listen to the web cast, which may be downloaded for free at the website listed above.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small BusinessSM in Denver, Phoenix, and Dallas, through the acquisition, repositioning and operation of multi-tenant office buildings in those markets. To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws. These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management. While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release. In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2004 Annual Report on Form 10-K and from time to time in the Company’s filings with the Securities and Exchange Commission.

Additional Information about the Plan of Liquidation and Where to Find It

In connection with the proposed Plan of Liquidation, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE  COMPANY AND THE PLAN OF LIQUIDATION. The proxy statement and other relevant materials (when they become available) and any other documents filed by the Company with the SEC  may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting Becky Nichols, AmeriVest Investor Relations at beckyn@amvproperties.com or (303) 297-1800 (Ext. 104) or accessing the Company’s website at www.amvproperties.com. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the Plan of Liquidation.

Proxies may be solicited on behalf of the Company by members of its Board of Directors and executive officers. Information about such persons can be found in the Company’s proxy statement relating to its 2005 Annual Meeting of Shareholders, which was filed with the SEC on May 19, 2005 and may be obtained free of charge at the SEC’s website at www.sec.gov or at the Company’s website at www.amvproperties.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

AMERIVEST PROPERTIES INC.

Summary Financial Information

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Selected Income Statement Information:
Real Estate Operating Revenue
Rental revenue	$8,916,751	$8,334,751	$34,869,604	$28,052,920

Real Estate Operating Expenses
Property operating expenses-
Operating expenses	2,515,169	2,259,050	9,417,061	8,276,494
Real estate taxes	1,200,633	1,216,355	4,728,154	3,528,564
General and administrative expenses	985,552	1,671,314	4,720,958	4,694,029
Interest expense	3,135,298	2,159,111	11,996,147	8,163,031
Depreciation and amortization expense	3,072,562	2,979,882	12,763,733	9,013,058
Strategic alternatives expenses	563,219	—	708,491	—
Impairment of investment in real estate	4,889,082	—	4,889,082	—
Total operating expenses	16,361,515	10,285,712	49,223,626	33,675,176

Loss From Continuing Operations	(7,444,764)	(1,950,961)	(14,354,022)	(5,622,256)

Other Income
Interest income	71,566	31,621	114,095	87,016
Total other income	71,566	31,621	114,095	87,016

Loss Before Discontinued Operations	(7,373,198)	(1,919,340)	(14,239,927)	(5,535,240)

Net Earnings/(Loss) from Discontinued Operations	7,780,173	(1,759,119)	3,541,614	(367,712)

Net Income/(Loss)	$406,975	$(3,678,459)	$(10,698,313)	$(5,902,952)

Earnings/(Loss) Per Share
Basic	$0 .02	$(0.15)	$(0.44)	$(0.26)
Diluted	$0 .02	$(0.15)	$(0.44)	$(0.26)

Weighted Average Common Shares Outstanding
Basic	24,114,460	23,959,656	24,062,330	22,348,811
Diluted	24,125,449	23,959,656	24,062,330	22,348,811

Funds From Operations:
Net income/(loss)	$406,975	$(3,678,459)	$(10,698,313)	$(5,902,952)
Depreciation and amortization expense	3,012,095	4,332,521	16,800,107	14,157,113
Gain on disposition of depreciated real estate	(8,678,204)	—	(8,657,401)	(574,276)
Loan costs associated with the disposition of real estate	137,982	—	353,975	—
Funds From Operations	$(5,121,152)	$654,062	$(2,201,632)	$7,679,885

Funds From Operations Per Share
Diluted	$(0.21)	$0.03	$(0.09)	$0.34

Weighted Average Common Shares Outstanding
Basic	24,114,460	23,959,656	24,062,330	22,348,811
Diluted	24,114,460	24,076,729	24,062,330	22,464,707

Funds from operations (FFO) is a non-GAAP financial measure.  We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) in the October 1999 White Paper (amended in April 2002), to be an appropriate measure of performance for an equity REIT, for the reasons, and subject to the qualifications, specified in the paragraph entitled “Non-GAAP Financial Measures” below.  The above summary financial information table reflects the reconciliation of FFO from net income or (loss) and a comparison to earnings or (loss) per share, the most directly comparable GAAP measure, for the periods presented.

	December 31, 2005	December 31, 2004
Selected Balance Sheet Information:
Assets at cost	$315,907,271	$374,336,725
Less: accumulated depreciation and amortization	(31,997,481)	(26,383,036)
Total assets	$283,909,790	$347,953,689

Total mortgage loans, notes payable and unsecured line of credit	$185,803,574	$236,586,391

Total stockholders’ equity	$83,417,048	$93,469,915

Common shares issued and outstanding	24,121,306	23,982,233

Selected Property Information:
Number of operating properties owned	14	30
Total rentable square feet	2,159,679	2,732,957
Occupancy	90.5%	88.3%

Selected Stock Information:
Common share price (as of period end)	$4.17	$6.40

Equity market capitalization	$100,585,846	$153,486,291

Common share annualized dividends	0.00	$0.52

Common share annualized dividend yield (as of period end)	N/A	8.1%

Non-GAAP Financial Measures. Funds from operations (FFO) is a  non-GAAP financial measure. FFO is defined as net income or loss, computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a more meaningful and accurate indication of our performance. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income or loss (determined in accordance with GAAP) as an indication of our financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. FFO may include funds that may not be available for our management’s discretionary use due to requirements to conserve funds for capital expenditures, debt repayments, property acquisitions and other commitments and uncertainties.